LOAN AGREEMENT

THIS AGREEMENT dated for reference January 26, 2007 is between:

AMARC RESOURCES LTD. a British Columbia company, having an office at Suite 1020-800 West Pender Street , Vancouver, British Columbia V6C 2V6

(the "Lender")

AND:

ROCKWELL VENTURES INC., a British Columbia company, having its chief executive office at Suite 1020, 800 West Pender Street, Vancouver, BC V6C 2V6

(the "Borrower")

BACKGROUND

A.        The Lender has agreed to lend to the Borrower and the Borrower has agreed to borrow from the Lender the aggregate principal amount of $5,500,000 on the terms and subject to the conditions of this Agreement.

AGREEMENTS

For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

1.	Definitions. In this Agreement:

	(a)	"Advance" means the advance of the Loan hereunder;

	(b)	"Business Day" means a day which is not a Saturday, Sunday or a statutory holiday in British Columbia;

	(c)	"Event of Default" has the meaning set forth in paragraph 11 below;

	(d)	"Exchange" means the TSX Venture Exchange;

	(e)	"Loan" means the $5,500,000 to be lent by the Lender to the Borrower pursuant to this Agreement;

	(f)	"Interest Payment Shares" has the meaning set forth in subparagraph 5 below;

	(g)	"N9C" means N9C Resources Inc, a Cayman Island company wholly-owned by the Borrower;

	(h)	"N10C" means N10 Resources Inc., a Cayman Island company wholly-owned by N9C;

	(i)	"Outstanding Balance" has the meaning set forth in subparagraph 4(a) below;

(j)	"Rockwell Resources South Africa" means Rockwell Resources RSA (Proprietary) Limited, a South African company wholly owned by N10C; and

(k)

"Subsidiaries" means, with respect to the Borrower, any corporation of which at least a majority of the outstanding shares to which there is attached voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, shall at the relevant time be owned directly or indirectly by the Borrower, one or more Subsidiaries of the Borrower, or any combination thereof, and "Subsidiary" shall mean any one of them.

2.

Loan Advance. Subject to and upon the fulfilment of the conditions precedent contained in paragraph 7 of this Agreement, as the case may be, the Lender will advance the principal amount of the Loan to the Borrower or as the Borrower may otherwise direct.

3.	Use of Proceeds. The Borrower covenants and agrees with the Lender that the Loan proceeds will be used by the Borrower to fund its strategic acquisition and working capital requirements.

4.	Term and Prepayment.

(a)

The principal amount of each Advance, together with all accrued but unpaid interest, bonus and other costs or charges payable hereunder from time to time in connection with such Advance (collectively in respect of all Advances, the "Outstanding Balance"), will be immediately due and payable by the Borrower to the Lender on April 26, 2007 (the “Repayment Date”).

	(b)	Notwithstanding paragraph (a) hereof, the Outstanding Balance, will be immediately due and payable by the Borrower to the Lender on the earlier of:

(i)

the date of any change of control of the Borrower ("control" being defined as ownership of or control or direction over, directly or indirectly, 20% or more of the outstanding voting securities of the Borrower); or

		(ii)	the occurrence of an Event of Default, as defined in paragraph 11 hereof.

(c)

If after the Initial Advance of the Loan, the Borrower or any of its Subsidiaries sell or otherwise dispose of any assets outside of the ordinary course of business, close one or more equity or debt financings, the Borrower will pay or cause to be paid to the Lender all proceeds from such sale, disposition or financing, net of legal fees, financing fees and any other actual out-of-pocket costs incurred by the Borrower in connection with such sale or financing, up to the full amount of the Outstanding Balance, to be applied on account of the Loan, after settlement of any amounts outstanding under the Quest Capital Corp. loan agreement.

(d)

The Borrower may prepay the Loan or the Outstanding Balance in respect of the Advance, in either case in whole at any time before maturity, without notice or penalty, provided that such prepayment is made on the last Business Day of the calendar month and the Borrower has provided to a Lender not less than ten (10) Business Days’ prior written notice of its intention to prepay the Loan, after settlement of any amounts outstanding under the Quest Capital Corp. loan agreement.

5.

Interest. Interest will accrue on the Outstanding Balance from the date of advance at the rate of twenty percent (20%) per annum, calculated daily and compounded quarterly, and be payable by the Borrower to the Lender on the Repayment Date. Interest payable shall be payable in the form of common shares in the capital of the Borrower (the "Interest Payment Shares"), based upon the 10 day average closing price of the Borrower's common shares through the facilities of the Exchange immediately preceding such Repayment Date, less a 10% discount. Interest payable after maturity, default and judgment, if any, shall be payable to the Lender by certified cheque or bank draft. The Interest Payment Shares shall be subject to applicable resale restrictions Canadian securities legislation.

6.

Security. As security for the repayment of the Loan the Borrower will execute and deliver to the Lender a promissory note, in the form attached as Schedule "A" hereto (the "Note"), together with personal guarantees provided by David Copeland, Ron Thiessen, Jeffrey Mason and Scott Cousens in the forms attached as Schedule “B” hereto, all in form and terms satisfactory to the Lender and its counsel (the "Security"). The Loan is otherwise unsecured and acknowledged by the Lender to be subordinate to prior ranking indebtedness owed by the Borrower.

7.	Conditions Precedent to Advance. As conditions precedent to the Advance under the Loan by the Lender:

(a)	the Borrower will have:

(i) executed and delivered or caused to be executed and delivered the promissory note referred to above ;

(ii) received approval from the Exchange for the transactions contemplated herein, including the issuance of the Interest Payment Shares in respect of interest payments due or coming due hereunder; and

(iii)

delivered a certified copy of its and each relevant Subsidiary’s directors' resolutions authorizing the borrowing of the Loan, the grant of the Security and the execution and delivery of this Agreement and all agreements, documents and instruments referred to herein, together with an officer's certificate, certifying certain factual matters.

all in form and terms satisfactory to the Lender and its counsel;

(b)

the representations and warranties of the Borrower contained in paragraph 8 will be true and correct in all material respects and the Borrower will have complied with all covenants required to be complied with by it prior to the Initial Advance under the Loan by the Lender;

(c)	there shall have been no adverse material change in the business, operations, assets or ownership of the Borrower or any of its Subsidiaries since the date of the Term Sheet;

(d)

the Lender will have received the approval of its Board of Directors and completed and, in its sole and absolute discretion, be satisfied with its due diligence review of the Borrower and its Subsidiaries; and

(e)	the Lender will, in its sole and absolute discretion, be satisfied as to the creditworthiness of the Borrower and its Subsidiaries and the adequacy of the collateral security contemplated herein.

If any of the foregoing conditions precedent are not satisfied or waived by the Lender in writing on or before January 26, 2007, this Agreement will terminate, and the Lender will be under no further obligation to the Borrower in connection with the transaction contemplated herein.

8.	Representations and Warranties. The Borrower represents and warrants to the Lender as follows:

(a)

the Borrower exist as a company under the Business Corporations Act (British Columbia), has not discontinued or been dissolved under that Act and is in good standing with respect to the filing of annual reports thereunder;

(b)

each of N9C and N10C exist as a company under the laws of the Cayman Islands, has not discontinued or been dissolved under those laws, and is in good standing with respect to the filing of any reports thereunder;

(c)

Rockwell Resources South Africa exists as a company under the laws of the Republic of South Africa, has not discontinued or been dissolved under those laws, and is in good standing with respect to the filing of any reports thereunder;

(d)

each of the Borrower and its Subsidiaries has the power and authority to (i) carry on its businesses as now being conducted and is licensed or registered or otherwise qualified in all jurisdictions where in the nature of its assets or the business transacted makes such licensing, registration or qualification necessary, (ii) acquire, own, hold, lease and mortgage or grant security in its assets including real property and personal property and (iii) enter into and perform its obligations under this Agreement and all other documents or instruments delivered hereunder;

(e)

this Agreement and all ancillary instruments or documents issued, executed and delivered hereunder by the Borrower, has been duly authorized by all necessary action of the Borrower and each constitutes or will constitute a legal, valid and binding obligation of each, enforceable against the Borrower in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors and to the general principles of equity;

(f)

neither the Borrower nor any Subsidiary is in breach of or in default under any material obligation in respect of borrowed money and the execution and delivery of this Agreement and all ancillary instruments or documents issued and delivered hereunder or thereunder, and the performance of the terms hereof and thereof will not be, or result in, a material violation or breach of, or default under the Borrower's or any Subsidiary's constating documents, any law, any judgment, agreement or instrument to which they are a party or may be bound;

(g)

no litigation or administrative proceedings before any court or governmental authority are presently ongoing, or have been threatened in writing received by the Borrower, or to the best of the Borrower's knowledge are pending, against the Borrower or any Subsidiary or any of their respective properties or assets or affecting any of their properties or assets which could have a material adverse effect on their business, properties or assets;

(h)

the audited annual consolidated financial statements for Borrower for the fiscal year ended May 31, 2006 and the quarterly financial statements for the fiscal periods ended August 31, 2006 and November 30, 2006, including the respective management's discussion and analysis publicly disclosed in connection therewith (collectively, the "Financial Statements"), fairly present the financial affairs of Borrower and its Subsidiaries as of the date to which they are made, and have been prepared in accordance with Canadian generally accepted accounting principles, consistently applied; except as may be otherwise specified in such financial statements or the notes thereto;

(i)

the Borrower is in compliance, in all material respects, with its continuous disclosure obligations under applicable securities laws and, without limiting the generality of the foregoing, there has been no adverse material change (actual, contemplated or threatened) in the property, assets, business or operations of the Borrower or any of its Subsidiaries since the date of release of the Financial Statements, other than as publicly disclosed in writing by the Borrower prior to the date of this Agreement;

(j)

the Borrower and its Subsidiaries are the legal and beneficial owners of or have the right to acquire the interests in the properties, business and assets referred to in the information circulars, prospectuses, annual information forms, offering memoranda, financial statements, material change reports and news releases filed with the Exchange and the Securities Commissions in those jurisdictions in which the Borrower is a reporting issuer on or during the twelve (12) months preceding the date hereof (collectively, the "Public Record"), and any and all agreements pursuant to which the Company holds or will hold any such interest in property, business or assets are in good standing in all material respects under the applicable statutes and regulations of the jurisdictions in which they are situated;

(k)

the Public Record is complete and accurate in all material respects and omits no facts, the omission of which makes the Public Record, or any particulars therein, misleading, misrepresentative or incorrect in any material respect;

(l)

the Borrower and its Subsidiaries have conducted and are conducting their respective businesses in material compliance with all applicable laws, bylaws, rules and regulations of each jurisdiction in which their businesses are now carried on and hold all licenses, registrations, permits, consents or qualifications (whether governmental, regulatory or otherwise) required in order to enable their businesses to be carried on as now conducted or as proposed to be conducted, and all such licenses, registrations, permits, consents and qualifications are valid and subsisting and in good standing and neither the Borrower nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such licenses, registrations, permits, consents or qualifications which, if the subject of an unfavourable decision, ruling or finding, would materially adversely affect the condition of such businesses, operations, condition (financial or otherwise) or income of the Borrower or any Subsidiary;

(m)

no order ceasing or suspending trading in securities of the Borrower or prohibiting the sale of securities by the Borrower has been issued and no proceedings for this purpose have been instituted or, to the best of the knowledge of the Borrower, are pending, contemplated or threatened;

(n)	neither Canada Revenue Agency nor any other taxation authority has asserted or, to the best of the Borrower's knowledge, has threatened to assert any assessment, claim or liability for taxes due or to become due in connection with any review or examination of the tax returns of the Borrower or any Subsidiary filed for any year which would have material adverse effect on the assets, properties, business, results of operations, prospects or condition (financial or otherwise) of the Borrower or any Subsidiary;

(o)	neither the Borrower nor any Subsidiary is a party to any material contract other than as disclosed in the Public Record;

(p)

the Borrower is a reporting issuer (where such concept exists) under the Securities Acts of British Columbia, Alberta and Ontario, and is in compliance with its material obligations under those Acts and under the rules, regulations and policies of the Exchange, and will use its best efforts to maintain such status, without default, from the date hereof until repayment in full of the Loan to the Lender;

(q)

as at the date of this Agreement, except as disclosed in the Financial Statements, in any filings within any governmental body or securities regulatory authority or to the Lender in writing and as contemplated by this Agreement, no holder of outstanding shares in the capital of the Borrower will be entitled to any pre-emptive or any similar rights to subscribe for any of the shares in the capital of the Borrower or other securities of the Borrower, and no rights, warrants or options to acquire, or instruments convertible into or exchangeable for any shares in the capital of the Borrower are outstanding;

(r)	upon issuance, the Interest Payment Shares will be duly and validly issued as fully paid non-assessable common shares in the capital of the Borrower;

(s)	except as disclosed on the Public Record, the Borrower has no direct or indirect subsidiary corporations;

(t)

except as disclosed to the Lender in writing prior to the date of this Agreement, the Borrower and all Subsidiaries own their respective business, operations and assets, as more particularly described in the Public Record, and hold good title thereto, free and clear of all liens, claims or encumbrances whatsoever;

(u)

all factual information previously or contemporaneously furnished to the Lender by or on behalf of the Borrower for purposes of or in connection with this Agreement or any transaction contemplated hereby, is true and accurate in every material respect and such information is not incomplete by the omission of any material fact necessary to make such information not misleading;

(v)

the Borrower and each Subsidiary is solvent and is generally able to pay its debts as they come due and will be able to do so after giving effect to the transactions contemplated in this Agreement; and

(w)	the chief executive, principal place of business and place where the Borrower and each Subsidiary keep their books and records is located at Suite 1020, 800 West Pender Street, Vancouver, BC V6C 2V6.

9.	Positive Covenants of the Borrower. The Borrower covenants and agrees that so long as any monies will be outstanding under this Agreement, it will:

	(a)	at all times maintain its corporate existence and the corporate existence of all of its Subsidiaries;

	(b)	duly perform its obligations under this Agreement and all other agreements and instruments executed and delivered hereunder or thereunder;

(c)

promptly pay when due all agency or finders' fees incurred by the Borrower that are payable in connection with the Loan or this Agreement and indemnify and save harmless the Lender from all claims in respect of any such fees;

(d)

carry on and conduct its business in a proper business-like manner in accordance with good business practice and will keep or cause to be kept proper books of account in accordance with generally accepted accounting principles;

(e)

at all times comply with all applicable laws, except such voluntary non-compliance as shall, in its good faith business judgment, not have a material adverse effect on the business of the Borrower or any Subsidiary, taken as a whole;

(f)

pay and discharge promptly when due, all taxes, assessments and other governmental charges or levies imposed upon it or upon its properties or assets or upon any part thereof, as well as all claims of any kind (including claims for labour, materials and supplies) which, if unpaid, would by law become a lien, charge, trust or other claims upon any such properties or assets, provided however that the Borrower shall not be required to pay any such tax, assessment, charge or levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books the reserve the extent required by generally accepted accounting principles in an amount which is reasonably adequate with respect thereto;

(g)

furnish and give to the Lender within three (3) Business Days of filing on SEDAR copies of all documents or instruments publicly filed by the Borrower on SEDAR, together with such other reports, certificates, updated financial statements, including monthly internal financial and operational reports and documents and such other information with respect to the Borrower or the Subsidiaries as the Lender may request from time to time during the term of this Agreement;

	(h)	provide the Lender with written notice of any proposed financing made by or to the Borrower concurrently with, but not prior to, public disclosure of such financing;

(i)

furnish and give to the Lender (if such is the case) notice that an Event of Default has occurred and, if applicable, is continuing or notice in respect of any event which would constitute an Event of Default hereunder and specifying the nature of same; and

	(j)	perform and do all such acts and things as are necessary to perfect and maintain the security provided to the Lender pursuant to this Agreement.

10.	Negative Covenants of the Borrower. The Borrower covenants and agrees with the Lender that the Borrower will not without first obtaining the written consent of the Lender:

(a)

except as set forth in subparagraph (g) hereof or as contemplated in connection with the concurrent loan arrangements being undertaken by the Company with Quest Capital Corp., make, give, create or permit or attempt to make, give or create any mortgage, charge, lien or encumbrance over any assets of the Borrower or any Subsidiary (but greater certainty, the existing charges are acceptable to the Lender);

	(b)	change the name of the Borrower or any Subsidiary;

	(c)	allot and issue any new shares of any Subsidiary;

	(d)	in respect of itself or any Subsidiary, declare or provide for any dividends or other payments based on share capital;

	(e)	redeem or purchase any of its shares or the shares of any Subsidiary;

(f)

make any sale of or dispose of any substantial or material part of its business, assets or undertaking, or that of any Subsidiary, including its interest in the shares or assets of any Subsidiary outside of the ordinary course of business;

(g)

save and except for purchase money security interests, chattel mortgages, equipment leases entered into in the ordinary course of business, and inter-company loans between the Borrower and any of its Subsidiaries, borrow or cause any Subsidiary to borrow money from any person other than the Lender without first obtaining and delivering to the Lender a duly signed assignment and postponement of claim by such person in favour of the Lender, in form and terms satisfactory to the Lender;

	(h)	in respect of itself or any Subsidiary, pay out any shareholders loans or other indebtedness to non-arm's length parties; or

	(i)	in respect of itself or any Subsidiary, guarantee the obligations of any other person, directly or indirectly.

11.	Events of Default. Each and every of the events set forth in this paragraph will be an event of default ("Event of Default"):

	(a)	if the Borrower fails to make any payment of principal or interest when due hereunder, and such failure continues for two (2) Business Days;

(b)

if either the Borrower or any Subsidiary defaults in observing or performing any material term, covenant or condition of this Agreement or any other collateral document delivered hereunder or in connection with the Loan, other than the payment of monies as provided for in subparagraph (a) hereof, on its part to be observed or performed and such failure continues for five (5) Business Days;

(c)

if the Borrower is in default of prescribed filings with applicable securities regulatory authorities, the stock exchange or market on which its shares trade (collectively, the "Authorities"), or is subject to any suspension in excess of two (2) trading days or cease trade order issued by any such Authority;

(d)

if any of the Borrower's representations, warranties or other statements in this Agreement or any other collateral document delivered hereunder or in connection with the Loan were at the time given false or misleading in any material respect;

(e)	if the Borrower defaults, in any material respect, in observing or performing any term, covenant or condition of any debt instrument or obligation by which it is bound;

(f)

if the Borrower permits any sum which has been admitted as due by the Borrower, or is not disputed to be due by it, and which forms or is capable of being made a charge upon any of the assets or undertaking of the Borrower to remain unpaid or not challenged for 30 days after proceedings have been taken to enforce the same;

(g)	if the Borrower, either directly or indirectly through any Subsidiary, ceases or threatens to cease to carry on business;

(h)

if any order is made or issued by a competent regulatory authority prohibiting the trading in shares of the Borrower or if the Borrower's Common shares are suspended or de-listed from trading on any stock exchange;

(i)	if, in the reasonable opinion of the Lender, an adverse material change occurs in the financial condition of the Borrower;

(j)

if the Lender in good faith and on commercially reasonable grounds believes that the ability of the Borrower or any Subsidiary to pay any of the Outstanding Balance to the Lender or to perform any of the covenants contained in this Agreement or any other collateral agreement or other document is impaired or any security granted by the Borrower or any Subsidiary to the Lender is or is about to be impaired or in jeopardy;

(k)

if the Borrower or any Subsidiary petitions or applies to any tribunal for the appointment of a trustee, receiver or liquidator or commences any proceedings under any bankruptcy, insolvency, readjustment of debt or liquidation law of any jurisdiction, whether now or hereafter in effect; or

(l)

if any petition or application for appointment of a trustee, receiver or liquidator is filed, or any proceedings under any bankruptcy, insolvency, readjustment of debt or liquidation law are commenced, against the Borrower or any Subsidiary which is not opposed by the Borrower or any such Subsidiary in good faith, or an order, judgment or decree is entered appointing any such trustee, receiver, or liquidator, or approving the petition in any such proceeding.

12.

Effect of Event of Default. If any one or more of the Events of Default occur or occurs and is or are continuing for a period of greater than 15 Business Days, the Lender may without limitation in respect of any other rights it may have in law or pursuant to this Agreement or any other document or instrument delivered hereunder, demand immediate payment of all monies owing hereunder.

13.

Lender's Legal Fees. The Borrower will pay for the Lender's legal fees and other costs, charges and expenses (including due diligence expenses) of and incidental to the preparation, execution and completion of this Agreement and the security hereunder, as may be required by the Lender to complete this transaction, including in respect of any enforcement or collection process thereof. All amounts will be payable within 30 days of presentment of an invoice. If not paid within that time, such amount will be added to and form part of the principal amount of the Loan and shall accrue interest from such date as if it had been advanced by the Lender to the Borrower hereunder.

14.

Indemnity. The Borrower agrees to indemnify and save harmless the Lender and each of its directors, officers, employees and agents from and against all liabilities, claims, losses, damages and reasonable costs and expenses in any way caused by or arising directly or indirectly from or in consequence of the occurrence of any Event of Default under this Agreement.

15.	Notices. In this Agreement:

(a)

any notice or communication required or permitted to be given under this Agreement will be in writing and will be considered to have been given if delivered by hand, transmitted by facsimile transmission or mailed by prepaid registered post to the address or facsimile transmission number of each party set out below:

		(i)	if to the Lender:

Amarc Resources Ltd.
Suite 1020-800 West Pender Street Vancouver, BC V6C 3P1

Attention: Bob Dickinson , Director
Fax No: (604) 684-8092

(ii)	if to the Borrower:

Rockwell Ventures Inc.
Suite 1020, 800 West Pender Street Vancouver, BC V6C 2V6

Attention:        David Copeland
Fax No: (604) 684 8092

or to such other address or facsimile transmission number as any party may designate in the manner set out above; and

(b)	notice or communication will be considered to have been received:

(i)

if delivered by hand during business hours on a Business Day, upon receipt by a responsible representative of the receiver, and if not delivered during business hours, upon the commencement of business on the next Business Day;

(ii)

if sent by facsimile transmission during business hours on a Business Day, upon the sender receiving confirmation of the transmission, and if not transmitted during business hours, upon the commencement of business on the next Business Day; and

	(iii)	if mailed by prepaid registered post upon the fifth Business Day following posting; except that, in the case of a disruption or an impending or threatened disruption in postal services every notice or communication will be delivered by hand or sent by facsimile transmission.

16.

Assignment. The Borrower acknowledges and agrees that the Lender may assign all or part of the Loan, this Agreement and all collateral agreements, documents or instruments delivered hereunder to one or more assignees, free from any right of set-off or counterclaim or equity, subject only to the Lender's notification of such assignment or assignments being given in writing to the Borrower.

17.

Agreement to Pay. Upon receipt of written notice and direction from the Lender, the Borrower covenants and agrees to make all payments of interest, principal and structuring fees due under this Agreement to the Lender and any assignee, pro rata in accordance with their respective proportionate interests in the Loan as set out in such written notice and direction, absent which all such payments may be made to the Lender.

18.	Enurement. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

19.	Waivers. No failure or delay on the Lender's part in exercising any power or right hereunder will operate as a waiver thereof.

20.	Remedies are Cumulative. The Lender's rights and remedies hereunder are cumulative and not exclusive of any rights or remedies at law or in equity.

21.	Time. Time is of the essence of this Agreement and all documents or instruments delivered hereunder.

22.

Criminal Code Compliance. In this paragraph the terms "interest", "criminal rate" and "credit advanced" have the meanings ascribed to them in Section 347 of the Criminal Code (Canada) as amended from time to time. The Borrower and the Lender agree that, notwithstanding any agreement to the contrary, no interest on the Loan or the credit advanced by the Lender under this Agreement will be payable in excess of that permitted under the laws of Canada. If the effective rate of interest, calculated in accordance with generally accepted actuarial practices and principles, would exceed the criminal rate on the credit advanced, then:

(a) the elements of return which fall within the term "interest" will be reduced to the extent necessary to eliminate such excess;

(b) any remaining excess that has been paid will be credited towards prepayment of the Loan; and

(c)

any overpayment that may remain after such crediting will be returned forthwith to the Borrower upon demand, and, in the event of dispute, a Fellow of the Canadian Institute of Actuaries appointed by the Lender will perform the relevant calculations and determine the reductions, modifications and credits necessary to effect the foregoing and the same will be conclusive and binding on the parties. This Agreement, the Note and all related agreements and documents will automatically be modified to reflect such modifications without the necessity of any further act or deed of the Borrower and the Lender to give effect to them.

23.

Invalidity. If at any time any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby to the fullest extent possible by law.

24.

Governing Laws. This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. The Borrower submits to the non-exclusive jurisdiction of the Courts of the Province of British Columbia and agrees to be bound by any suit, action or proceeding commenced in such Courts and by any order or judgment resulting from such suit, action or proceeding, but the foregoing will in no way limit the right of the Lender to commence suits, actions or proceedings based on this Agreement in any jurisdiction it may deem appropriate.

25.

Amendment. This Agreement supersedes the Term Sheet and all prior agreements and discussions between the parties with respect to the subject matter set forth herein. This Agreement may be varied or amended only by or pursuant to an agreement in writing signed by the parties hereto.

26.	Schedules. All Schedules attached hereto will be deemed fully a part of this Agreement.

27.	Currency. All references herein to "dollars" or "$" are to Canadian dollars, unless otherwise indicated.

28.	Counterparts. This Agreement may be signed in one or more counterparts, originally or by facsimile, each such counterpart taken together will form one and the same agreement.

TO EVIDENCE THEIR AGREEMENT each of the parties has executed this Agreement on the date first above written.

AMARC RESOURCES LTD.

Per:

__________________________________
Authorized Signatory

ROCKWELL VENTURES INC.

Per:

__________________________________
Authorized Signatory

SCHEDULE "A"

PROMISSORY NOTE

Principal Amount: Cdn$5,500,000

For value received, ROCKWELL VENTURES INC. (the "Borrower") hereby promises to pay TO AMARC RESOURCES LTD. (the "Lender") the principal sum of FIVE MILLION FIVE HUNDRED THOUSAND CANADIAN DOLLARS (Cdn.$5,500,000) on the earlier of:

(a)	April 26, 2007 (the “Repayment Date”);

(b)

any change of control of the Borrower ("control" being defined as ownership of or control of direction over, directly or indirectly, 20% or more of the outstanding voting securities of the Borrower); and

(c)	the occurrence of an Event of Default (as defined in the Loan Agreement between the Borrower and the Lender dated for reference January 26, 2007),

together with interest accruing on the outstanding principal amount from the date hereof at a rate of TWENTY PERCENT (20%) per annum payable by the Borrower to the Lender on the Repayment Date. Interest payable at the Lender’s election in the form of common shares in the capital of the Borrower (the "Interest Payment Shares"), based upon the 10 day average closing price of the Borrower's common shares through the facilities of the Exchange, less a 10% discount, immediately prior to such Repayment Date. Interest payable after maturity, default and judgment, if any, shall be payable to the Lender by certified cheque or bank draft. The Interest Payment Shares shall be subject to applicable resale restrictions Canadian securities legislation..

The undersigned is entitled to prepay this promissory note, in whole or in part, without notice or penalty. The undersigned waives demand and presentment for payment, notice of non-payment, protest, notice of protest and notice of dishonour. This promissory note will be governed by and construed in accordance with the laws of British Columbia and the federal laws of Canada applicable therein. In this promissory note, "Business Day" means a day which is not a Saturday, Sunday or a statutory holiday in British Columbia.

Dated: January 26, 2007.

ROCKWELL VENTURES INC.

Per:

__________________________________
Authorized Signatory